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                                                                   EXHIBIT 10.18


                         Tekelec 1997 Officer Bonus Plan


The Company's executive compensation program for the year ending December 31, 1997 includes the 1997 Officer Bonus Plan as approved by the Company's Board of Directors. Under the terms of the 1997 Officer Bonus Plan, each executive officer is eligible to receive a cash bonus equal to a percentage of his annual base salary if the Company achieves certain pre-established financial performance goals for the year ending December 31, 1997. Bonuses under such Plan are only paid if the Company's revenues and operating income meet or exceed both a threshold 100% of the revenue goal and operating income goal as set forth in the Company's business plan and as approved by the Board of Directors.

The following schedules list the various bonus levels achievable for the various executive officers at certain levels of corporate and divisional performance for 1997. Bonuses are calculated and paid according to these following schedules which are used by applying the applicable bonus percentage to the annual base salary for the eligible officer.

Bonus payments, if any, will be made in one lump sum payable after the revenue and operating income results for fiscal 1997 have been finalized and any review and audit by the Company's outside accountants has been completed.

Unless additional officers are explicitly included in the 1997 Officer Bonus Plan pursuant to a subsequent, duly adopted Board resolution, only the following officers of the Company are eligible to participate in the 1997 Officer Bonus
Plan: Chief Executive Officer; President; Vice President, Finance, Chief Financial Officer; Division Executives; Vice President, Operations; Vice President, Human Resources; and the President of Tekelec, Ltd.

If an officer is subject to divisional financial performance goals, the officer must meet the applicable divisional goals as well as the applicable Company goals in order to be eligible to receive a bonus under the Plan.